Exhibit 4.7

Execution Version

ESCROW AND PAYING AGENT AGREEMENT

(Class A)

Dated as of August 10, 2026

among

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Escrow Agent

DEUTSCHE BANK SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

for themselves and on behalf of the several Underwriters

WILMINGTON TRUST COMPANY,

not in its individual capacity,

but solely as Pass Through Trustee

for and on behalf of

American Airlines Pass Through Trust 2026-2A,

as Pass Through Trustee

and

WILMINGTON TRUST COMPANY,

as Paying Agent

Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

SECTION 14.	Waiver of Jury Trial Right	16

SECTION 15.	Counterparts	16

SECTION 16.	Rights of Holders	16

Exhibit A	Form of Escrow Receipt
Exhibit B	Form of Withdrawal Certificate

ii	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

ESCROW AND PAYING AGENT AGREEMENT

(Class A)

This ESCROW AND PAYING AGENT AGREEMENT (Class A), dated as of August 10, 2026 (as amended, modified or supplemented from time to time, this “Agreement”), is made by and among WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as Escrow Agent (in such capacity, together with its successors in such capacity, the “Escrow Agent”); DEUTSCHE BANK SECURITIES INC. (“DB”) and CITIGROUP GLOBAL MARKETS INC. (“Citigroup”), for themselves and on behalf of the several underwriters of the Certificates referred to below (the “Underwriters” and, together with their respective transferees and assigns as registered owners of the Certificates, the “Investors”) under the Underwriting Agreement referred to below; WILMINGTON TRUST COMPANY, a Delaware trust company, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”) under the Pass Through Trust Agreement referred to below; and WILMINGTON TRUST COMPANY, a Delaware trust company, as paying agent hereunder (in such capacity, together with its successors in such capacity, the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, American Airlines, Inc. (“American”) and the Pass Through Trustee have entered into a Trust Supplement No. 2026-2A, dated as of August 10, 2026 (the “Trust Supplement”), to the Pass Through Trust Agreement, dated as of September 16, 2014 (together, as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pass Through Trust Agreement”), relating to American Airlines Pass Through Trust 2026-2A (the “Pass Through Trust”) pursuant to which the American Airlines Pass Through Trust, Series 2026-2A Certificates referred to therein (the “Certificates”) are being issued (the date of such issuance, the “Issuance Date”);

WHEREAS, American, DB and Citigroup, acting individually and as representatives of the Underwriters and the Depositary (as defined below) have entered into an Underwriting Agreement, dated as of July 27, 2026 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Underwriting Agreement”), pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters;

WHEREAS, American, the Pass Through Trustee and certain other persons concurrently herewith are entering into the Note Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Note Purchase Agreement”), pursuant to which the Pass Through Trustee has agreed to acquire from time to time on or prior to the Delivery Period Termination Date (as defined in the Note Purchase Agreement) equipment notes (the “Equipment Notes”) issued either in respect of aircraft owned by American or to finance the acquisition of certain aircraft by American, as owner, utilizing a portion of the proceeds from the sale of the Certificates (the “Net Proceeds”);

Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

WHEREAS, the Underwriters and the Pass Through Trustee intend that the Net Proceeds be held in escrow by the Escrow Agent on behalf of the Investors, subject to withdrawal upon request by the Pass Through Trustee and satisfaction of the conditions set forth in the Note Purchase Agreement for the purpose of purchasing Equipment Notes, and that pending such withdrawal the Net Proceeds be deposited on behalf of the Escrow Agent with Sumitomo Mitsui Banking Corporation, acting through its New York Branch, a Japanese banking corporation incorporated and existing under the laws of Japan and licensed to conduct banking business in the state of New York, as Depositary (the “Depositary”, which shall also be deemed to refer to any Replacement Depositary (as defined in the Note Purchase Agreement) from and after the date on which the Deposits are transferred to such Replacement Depositary) under the Deposit Agreement (Class A), dated as of the date hereof, between the Depositary and the Escrow Agent relating to the Pass Through Trust (as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof, the “Deposit Agreement”, which shall also be deemed to refer to any Replacement Deposit Agreement (as defined in the Note Purchase Agreement) to which the Escrow Agent becomes a party pursuant to Section 1.02(a) hereof from and after the transfer of the Deposits from the Depositary to the Replacement Depositary) pursuant to which, among other things, the Depositary will pay interest for distribution to the Investors and establish accounts from which the Escrow Agent shall make withdrawals upon request of and proper certification by the Pass Through Trustee;

WHEREAS, the Escrow Agent wishes to appoint the Paying Agent to pay amounts required to be distributed to the Investors in accordance with this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Pass Through Trust Agreement.

NOW, THEREFORE, in consideration of the obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Escrow Agent.

Section 1.01. Appointment of Escrow Agent. Each of the Underwriters, for and on behalf of each of the Investors, hereby irrevocably appoints, authorizes and directs the Escrow Agent to act as escrow agent hereunder and under the Deposit Agreement for such specific purposes and with such powers as are specifically delegated to the Escrow Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Any and all money received and held by the Escrow Agent under this Agreement or the Deposit Agreement shall be held in escrow by the Escrow Agent in accordance with the terms of this Agreement. This Agreement is irrevocable and the Investors’ and the Pass Through Trustee’s rights with respect to any monies received and held in escrow by the Escrow Agent under this Agreement or the Deposit Agreement shall only be as provided under the terms and conditions of this Agreement and the Deposit Agreement. The Escrow Agent (which term as used in this sentence shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement; (b) shall not be responsible for any recitals, statements, representations or warranties of any person other than itself contained in this Agreement or the Deposit Agreement or for the failure by the Pass Through Trustee, the Investors or any other person or entity (other than the Escrow Agent) to perform any

2	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

of its obligations hereunder (whether or not the Escrow Agent shall have any knowledge thereof); (c) may consult with legal counsel in connection with its duties hereunder and under the Deposit Agreement and shall be fully protected if any action taken, suffered or permitted by it is in good faith in accordance with the advice of counsel selected by it with due care; (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or provided for herein or in connection herewith, except for its own willful misconduct or gross negligence (or simple negligence in connection with the handling of funds); and (e) shall in no event be liable for punitive, incidental or consequential damages.

Section 1.02. Instruction; Etc. The Underwriters, for and on behalf of each of the Investors, hereby irrevocably instruct the Escrow Agent, and the Escrow Agent agrees:

(a) to enter into the Deposit Agreement, and, if applicable, in accordance with Section 5 of the Note Purchase Agreement, to enter into a Replacement Deposit Agreement with the Replacement Depositary;

(b) to appoint the Paying Agent as provided in this Agreement;

(c) upon receipt at any time and from time to time prior to the Termination Date (as defined below) of a certificate substantially in the form of Exhibit B hereto (a “Withdrawal Certificate”) executed by the Pass Through Trustee, together with an attached Notice of Purchase Withdrawal in substantially the form of Exhibit A to the Deposit Agreement duly completed by the Pass Through Trustee (the “Applicable Notice of Purchase Withdrawal” and the withdrawal to which it relates, a “Purchase Withdrawal”), immediately to execute the Applicable Notice of Purchase Withdrawal as Escrow Agent and transmit it to the Depositary by facsimile transmission in accordance with the Deposit Agreement; provided that, upon the request of the Pass Through Trustee after such transmission, the Escrow Agent shall cancel such Applicable Notice of Purchase Withdrawal;

(d) upon receipt of a Withdrawal Certificate executed by the Pass Through Trustee, together with an attached Notice of Replacement Withdrawal (as such term is defined in the Deposit Agreement) in substantially the form of Exhibit C to the Deposit Agreement duly completed by the Pass Through Trustee, to:

(X) immediately execute such Notice of Replacement Withdrawal as Escrow Agent and transmit it to the Depositary by facsimile transmission in accordance with the Deposit Agreement requesting a withdrawal, on the date specified in such notice, which shall not be less than five Business Days after such notice is given (the “Replacement Withdrawal Date”), of (x) with respect to all Deposits then held by the Depositary, (1) the entire amount of such Deposits together with (2) all accrued and unpaid interest on such Deposits to but excluding the Replacement Withdrawal Date and (y) with respect to all Deposits, if any, previously withdrawn pursuant to the Applicable Notices of Purchase Withdrawal, all accrued and unpaid interest on such Deposits to but excluding the date of the applicable Purchase Withdrawal (such withdrawal of the amounts in the immediately preceding clauses (x) and (y), a “Replacement Withdrawal”); and

3	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

(Y) direct the Depositary to transfer (i) the amounts requested to be withdrawn pursuant to clause (x) of the immediately preceding paragraph, to the Replacement Depositary in accordance with the Replacement Deposit Agreement and (ii) the amounts requested to be withdrawn pursuant to clause (y) of the immediately preceding paragraph, to the Paying Agent Account (as defined below);

(e) upon receipt of a Withdrawal Certificate executed by the Pass Through Trustee, together with an attached Notice of Event of Loss Withdrawal (as such term is defined in the Deposit Agreement) in substantially the form of Exhibit D to the Deposit Agreement duly completed by the Pass Through Trustee, to:

(X) immediately execute such Notice of Event of Loss Withdrawal as Escrow Agent and transmit it to the Depositary by facsimile transmission in accordance with the Deposit Agreement requesting a withdrawal, on the date specified in such notice, which shall not be less than 15 days after such notice is given (the “Event of Loss Withdrawal Date”), of the Deposit specified in such Notice of Event of Loss Withdrawal together with all accrued and unpaid interest on such Deposit to but excluding the Event of Loss Withdrawal Date (an “Event of Loss Withdrawal”); and

(Y) direct the Depositary to transfer the amounts requested to be withdrawn pursuant to the immediately preceding paragraph, to the Paying Agent Account (as defined below);

(f) if there are any undrawn Deposits (as defined in the Deposit Agreement) on the “Termination Date”, which shall mean the earlier of (i) the Outside Termination Date (as defined below) and (ii) the day on which the Escrow Agent receives notice from the Pass Through Trustee that the Pass Through Trustee’s obligation to purchase Equipment Notes under the Note Purchase Agreement has terminated and the Cut-Off Date has occurred, to immediately give notice to the Depositary (with a copy to the Paying Agent) substantially in the form of Exhibit B to the Deposit Agreement requesting a withdrawal of all of the remaining Deposits, together with accrued and unpaid interest on such Deposits to the date of withdrawal, on the 15th day after the date that such notice of withdrawal is given to the Depositary (or, if not a Business Day, on the next succeeding Business Day) (the “Final Withdrawal”); provided that, if the day scheduled for the Final Withdrawal in accordance with the foregoing is within 10 days before or after a Regular Distribution Date, then the Escrow Agent shall request that such requested Final Withdrawal be made on such Regular Distribution Date (the date of such requested withdrawal, the “Final Withdrawal Date”). If for any reason the Escrow Agent shall have failed to give the Final Withdrawal Notice to the Depositary on or before the Outside Termination Date and there are unwithdrawn Deposits on such date, the Final Withdrawal Date shall be deemed to be the Outside Termination Date. The term “Outside Termination Date” shall mean October 31, 2027, or, if the Series A Equipment Notes (as defined in the Pass Through Trust Agreement) relating to all of the New Aircraft (as defined in the Pass Through Trust Agreement) have not been purchased by the Pass Through Trustee on or prior to October 31, 2027 due to any reason beyond the control of American and not occasioned by American’s fault or negligence, December 31, 2027, (provided that, if a labor strike occurs or continues at the Manufacturer of any New Aircraft after the Issuance Date and on or prior to December 31, 2027, such date shall be extended by adding thereto the number of days that such strike continued in effect after the Issuance Date, but not more than 60 days).

4	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Section 1.03. Initial Escrow Amount; Issuance of Escrow Receipts. The Escrow Agent hereby directs the Underwriters to, and the Underwriters hereby acknowledge that on the date hereof they shall, irrevocably deliver to the Depositary on behalf of the Escrow Agent, an amount in U.S. dollars (“Dollars”) and immediately available funds equal to $1,051,470,000 for deposit on behalf of the Escrow Agent with the Depositary in accordance with Section 2.1 of the Deposit Agreement. The Underwriters hereby instruct the Escrow Agent, upon receipt by the Depositary of such sum from the Underwriters, to confirm such receipt by executing and delivering to the Pass Through Trustee an Escrow Receipt in the form of Exhibit A hereto (each, an “Escrow Receipt” and, collectively, the “Escrow Receipts”) (a) to be affixed by the Pass Through Trustee to each Certificate and (b) to evidence the same percentage interest (the “Escrow Interest”) in the Account Amounts (as defined below) as the Fractional Undivided Interest in the Pass Through Trust evidenced by the Certificate to which such Escrow Receipt is to be affixed. The Escrow Agent shall provide to the Pass Through Trustee for attachment to each Certificate newly issued under and in accordance with the Pass Through Trust Agreement an executed Escrow Receipt as the Pass Through Trustee may from time to time request of the Escrow Agent. Each Escrow Receipt shall be registered by the Escrow Agent in a register (the “Register”) maintained by the Escrow Agent in the name of the same holder that is the holder of the Certificate to which such Escrow Receipt is attached and may not thereafter be detached from such Certificate to which it is to be affixed. No Escrow Receipt may be assigned or transferred except in connection with the assignment or transfer of the Certificate to which such Escrow Receipt is affixed. After the termination of the Deposit Agreement (or, if applicable, any Replacement Deposit Agreement), no additional Escrow Receipts shall be issued and the Pass Through Trustee shall request the return to the Escrow Agent for cancellation of all outstanding Escrow Receipts.

Section 1.04. Payments to Receiptholders. All payments and distributions made to a holder (each, a “Receiptholder” and, collectively, the “Receiptholders”) of an Escrow Receipt in respect of such Escrow Receipt shall be made only from amounts deposited in the Paying Agent Account (as defined below) (the “Account Amounts”). Each Receiptholder, by its acceptance of an Escrow Receipt, agrees that (a) it will look solely to the Account Amounts for any payment or distribution due to such Receiptholder pursuant to the terms of such Escrow Receipt and this Agreement (subject to Section 16 hereof) and (b) it will have no recourse to American, the Pass Through Trustee, the Paying Agent or the Escrow Agent, except as expressly provided herein or in the Pass Through Trust Agreement. No Receiptholder shall have any right to vote or in any manner otherwise control the operation and management of the Paying Agent Account (as defined below) or the obligations of the parties hereto, nor shall anything set forth herein, or contained in the terms of any Escrow Receipt, be construed so as to constitute the Receiptholders from time to time as partners or members of an association.

5	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Section 1.05. Mutilated, Destroyed, Lost or Stolen Escrow Receipt. If (a) any mutilated Escrow Receipt is surrendered to the Escrow Agent or the Escrow Agent receives evidence to its satisfaction of the destruction, loss or theft of any Escrow Receipt and (b) there is delivered to the Escrow Agent and the Pass Through Trustee such security, indemnity or bond, as may be required by them to hold each of them harmless, then, absent notice to the Escrow Agent or the Pass Through Trustee that such destroyed, lost or stolen Escrow Receipt has been acquired by a bona fide purchaser, and provided that the requirements of Section 8-405 of the Uniform Commercial Code in effect in any applicable jurisdiction are met, the Escrow Agent shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Escrow Receipt, a new Escrow Receipt or Escrow Receipts of like Escrow Interest in the Account Amounts and bearing a number not contemporaneously outstanding.

In connection with the issuance of any new Escrow Receipt under this Section 1.05, the Escrow Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Pass Through Trustee and the Escrow Agent) connected therewith.

Any duplicate Escrow Receipt issued pursuant to this Section 1.05 shall constitute conclusive evidence of the appropriate Escrow Interest in the Account Amounts, as if originally issued, whether or not the lost, stolen or destroyed Escrow Receipt shall be found at any time.

The provisions of this Section 1.05 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Escrow Receipts.

Section 1.06. Additional Escrow Amounts. On the date of any Purchase Withdrawal, the Pass Through Trustee may re-deposit with the Depositary some or all of the amounts so withdrawn in accordance with Section 2.4 of the Deposit Agreement.

Section 1.07. Resignation or Removal of Escrow Agent. Subject to the appointment and acceptance of a successor Escrow Agent as provided below, the Escrow Agent may resign at any time by giving 30 days’ prior written notice thereof to the Investors, but may not otherwise be removed except for cause by the written consent of the Investors with respect to Investors representing Escrow Interests aggregating not less than a majority in interest in the Account Amounts (an “Action of Investors”). Upon any such resignation or removal, the Investors, by an Action of Investors, shall have the right to appoint a successor Escrow Agent. If no successor Escrow Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Escrow Agent’s giving of notice of resignation or the removal of the retiring Escrow Agent, then the retiring Escrow Agent may appoint a successor Escrow Agent. Any successor Escrow Agent shall be a bank or a trust company which has an office in the United States with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall enter into such documents as the Pass Through Trustee shall require and shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations hereunder. No resignation or removal of the Escrow Agent shall be effective unless a written confirmation shall have been obtained from each of Fitch Ratings, Inc. and Standard & Poor’s Global Ratings, a Standard & Poor’s Financial Services LLC business, to the effect that the replacement of the Escrow Agent with the successor Escrow Agent will not result in (a) a reduction of the rating for the Certificates below the then current rating for the Certificates or (b) a withdrawal or suspension of the rating of the Certificates.

6	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Section 1.08. Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Escrow Agent and the Paying Agent may treat the Person in whose name any Escrow Receipt is registered (as of the day of determination) as the owner of such Escrow Receipt for the purpose of receiving distributions pursuant to this Agreement and for all other purposes whatsoever, and neither the Escrow Agent nor the Paying Agent shall be affected by any notice to the contrary.

Section 1.09. Further Assurances. Without limiting Sections 4 and 8 of this Agreement, the Escrow Agent agrees to take such actions, and execute such other documents, as may be reasonably requested by the Pass Through Trustee in order to effectuate the purposes of this Agreement, the Note Purchase Agreement or the Deposit Agreement and the performance by the Escrow Agent of its obligations hereunder or thereunder.

SECTION 2. Paying Agent.

Section 2.01. Appointment of Paying Agent. The Escrow Agent hereby irrevocably appoints and authorizes the Paying Agent to act as its paying agent hereunder, for the benefit of the Investors, for such specific purposes and with such powers as are specifically delegated to the Paying Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Any and all money received and held by the Paying Agent under this Agreement or the Deposit Agreement shall be held in the Paying Agent Account for the benefit of the Investors. The Paying Agent (which term as used in this sentence shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for the Escrow Agent; (b) shall not be responsible for any recitals, statements, representations or warranties of any person other than itself contained in this Agreement or for the failure by the Escrow Agent or any other person or entity (other than the Paying Agent) to perform any of its obligations hereunder (whether or not the Paying Agent shall have any knowledge thereof); (c) may consult with legal counsel in connection with its duties hereunder and under the Deposit Agreement and shall be fully protected if any action taken, suffered or permitted by it is in good faith in accordance with the advice of counsel selected by it with due care; (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or provided for herein or in connection herewith, except for its own willful misconduct or gross negligence (or simple negligence in connection with the handling of funds); and (e) shall in no event be liable for punitive, incidental or consequential damages.

Section 2.02. Establishment of Paying Agent Account. Upon the execution of this Agreement, the Paying Agent shall establish and maintain a segregated trust account (the “Paying Agent Account”) with the corporate trust department of Wilmington Trust Company in the name of the Escrow Agent, bearing a designation clearly indicating that the funds deposited therein are held in trust for the benefit of the Escrow Agent. It is expressly understood by the parties hereto that the Paying Agent is acting as the paying agent and trustee of the Escrow Agent hereunder and that no amounts on deposit in the Paying Agent Account constitute part of the Trust Property. The Paying Agent shall be under no obligation to invest any amounts held by it pursuant to the terms of this Agreement and the funds held in the Paying Agent Account shall not earn or accrue interest.

7	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Section 2.03. Payments from Paying Agent Account. The Escrow Agent hereby irrevocably instructs the Paying Agent, and the Paying Agent agrees to act, as follows:

(a) On each Interest Payment Date (as defined in the Deposit Agreement) or as soon thereafter as the Paying Agent has confirmed receipt in the Paying Agent Account from the Depositary of any amount in respect of accrued interest on the Deposits (other than as part of any Replacement Withdrawal, Event of Loss Withdrawal or Final Withdrawal), the Paying Agent shall distribute out of the Paying Agent Account the entire amount deposited therein by the Depositary. There shall be so distributed to each Receiptholder of record in the Register on the 15th day (whether or not a Business Day) preceding such Interest Payment Date by check mailed to such Receiptholder, at the address appearing in the Register, such Receiptholder’s pro rata share (based on the Escrow Interest in the Account Amounts held by such Receiptholder) of the total amount of interest deposited by the Depositary in the Paying Agent Account on such date, except that, with respect to Escrow Receipts registered on the record date specified above in the name of a nominee of The Depository Trust Company (“DTC”), such distribution shall be made by wire transfer in immediately available funds to the account designated by DTC.

(b) Upon the confirmation by the Paying Agent of receipt in the Paying Agent Account from the Depositary of any amount in respect of any Final Withdrawal or any Event of Loss Withdrawal, the Paying Agent shall forthwith distribute the entire amount of such Final Withdrawal or such Event of Loss Withdrawal deposited therein by the Depositary. There shall be so distributed to each Receiptholder of record on the 15th day (whether or not a Business Day) preceding the Final Withdrawal Date or the Event of Loss Withdrawal Date, as applicable, by check mailed to such Receiptholder, at the address appearing in the Register, such Receiptholder’s pro rata share (based on the Escrow Interest in the Account Amounts held by such Receiptholder) of the total amount in the Paying Agent Account on account of such Final Withdrawal or such Event of Loss Withdrawal, except that, with respect to Escrow Receipts registered on the record date specified above in the name of a nominee of DTC, such distribution shall be made by wire transfer in immediately available funds to the account designated by DTC.

(c) Upon the confirmation by the Paying Agent of receipt in the Paying Agent Account from the Depositary of any amount referred to in clause (y) of Section 1.02(d)(X) in respect of the Replacement Withdrawal, on the immediately succeeding Interest Payment Date, the Paying Agent shall distribute out of the Paying Agent Account the entire such amount deposited therein by the Depositary. There shall be so distributed to each Receiptholder of record in the Register on the 15th day (whether or not a Business Day) preceding such Interest Payment Date by check mailed to such Receiptholder, at the address appearing in the Register, such Receiptholder’s pro rata share (based on the Escrow Interest in the Account Amounts held by such Receiptholder) of the total amount of interest deposited by the Depositary in the Paying Agent Account on such date, except that, with respect to Escrow Receipts registered on the record date specified above in the name of a nominee of DTC, such distribution shall be made by wire transfer in immediately available funds to the account designated by DTC.

(d) If any payment of interest referred to in Section 2.03(a) or of interest or principal in respect of any Final Withdrawal, any Replacement Withdrawal or any Event of Loss Withdrawal is not received by the Paying Agent within five days of the applicable date when due, then it shall be distributed to the Receiptholders after actual receipt by the Paying Agent on the same basis as a Special Payment is distributed under the Pass Through Trust Agreement.

8	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

(e) The Paying Agent shall include with any check mailed pursuant to this Section 2.03 any notice required to be distributed under the Pass Through Trust Agreement that is furnished to the Paying Agent by the Pass Through Trustee.

Section 2.04. Withholding Taxes. The Paying Agent shall exclude and withhold from each distribution of accrued interest on the Deposits (as defined in the Deposit Agreement) and any amount in respect of any Final Withdrawal and any Event of Loss Withdrawal any and all withholding taxes applicable thereto as required by law. The Paying Agent agrees to act as such withholding agent and, in connection therewith, whenever any present or future taxes or similar charges are required to be withheld with respect to any amounts payable in respect of the Deposits (as defined in the Deposit Agreement) or the escrow amounts, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Receiptholders, that it will file any necessary withholding tax returns or statements when due, and that, as promptly as possible after the payment thereof, it will deliver to each such Receiptholder appropriate documentation showing the payment thereof, together with such additional documentary evidence as such Receiptholder may reasonably request from time to time. The Paying Agent agrees to file any other information reports as it may be required to file under United States law.

Section 2.05. Resignation or Removal of Paying Agent. Subject to the appointment and acceptance of a successor Paying Agent as provided below, the Paying Agent may resign at any time by giving 30 days’ prior written notice thereof to the Escrow Agent, but may not otherwise be removed except for cause by the Escrow Agent. Upon any such resignation or removal, the Escrow Agent shall have the right to appoint a successor Paying Agent. If no successor Paying Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Paying Agent’s giving of notice of resignation or the removal of the retiring Paying Agent, then the retiring Paying Agent may appoint a successor Paying Agent. Any successor Paying Agent shall be a bank or a trust company which has an office in the United States with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall enter into such documents as the Escrow Agent shall require and shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Paying Agent, and the retiring Paying Agent shall be discharged from its duties and obligations hereunder.

Section 2.06. Notice of Final Withdrawal. Promptly after receipt by the Paying Agent of notice that the Escrow Agent has requested a Final Withdrawal or that a Final Withdrawal will be made, the Paying Agent shall cause notice of the distribution of the Final Withdrawal to be mailed to each of the Receiptholders at its address as it appears in the Register. Subject to (a) the proviso at the end of the first sentence of Section 1.02(f) and (b) the second sentence of Section 1.02(f), such notice shall be mailed not less than 15 days prior to the Final Withdrawal Date. Such notice shall set forth:

9	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

(i) the Final Withdrawal Date and the date for determining Receiptholders of record who shall be entitled to receive distributions in respect of the Final Withdrawal,

(ii) the amount of the payment in respect of the Final Withdrawal for each $1,000 face amount Certificate (based on information provided by the Pass Through Trustee) and the amount thereof constituting unused Deposits (as defined in the Deposit Agreement) and interest thereon, and

(iii) if the Final Withdrawal Date is the same date as a Regular Distribution Date, the total amount to be received on such date for each $1,000 face amount Certificate (based on information provided by the Pass Through Trustee).

Such mailing may include any notice required to be given to Certificateholders in connection with such distribution pursuant to the Pass Through Trust Agreement.

Section 2.07. Notice of Event of Loss Withdrawal. Promptly after receipt by the Paying Agent of notice that the Escrow Agent has requested an Event of Loss Withdrawal or that an Event of Loss Withdrawal will be made, the Paying Agent shall cause notice of the distribution of such Event of Loss Withdrawal to be mailed to each of the Receiptholders at its address as it appears in the Register. Such notice shall be mailed not less than 15 days prior to the applicable Event of Loss Withdrawal Date. Such notice shall set forth:

(i) the applicable Event of Loss Withdrawal Date and the date for determining Receiptholders of record who shall be entitled to receive distributions in respect of such Event of Loss Withdrawal,

(ii) the amount of the payment in respect of such Event of Loss Withdrawal for each $1,000 face amount Certificate (based on information provided by the Pass Through Trustee) and the amount thereof constituting the applicable unused Deposit (as defined in the Deposit Agreement) and interest thereon, and

(iii) if such Event of Loss Withdrawal Date is the same date as a Regular Distribution Date, the total amount to be received on such date for each $1,000 face amount Certificate (based on information provided by the Pass Through Trustee).

Such mailing may include any notice required to be given to Certificateholders in connection with such distribution pursuant to the Pass Through Trust Agreement.

Section 2.08. Further Assurances. Without limiting Section 8 of this Agreement, the Paying Agent agrees to take such actions, and execute such other documents, as may be reasonably requested by the Pass Through Trustee in order to effectuate the purposes of this Agreement or the Note Purchase Agreement and the performance by the Escrow Agent of its obligations hereunder or thereunder.

10	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

SECTION 3. Payments. If, notwithstanding the instructions in Section 4 of the Deposit Agreement that all amounts payable to the Escrow Agent under the Deposit Agreement be paid by the Depositary directly to the Paying Agent, the Pass Through Trustee or a Replacement Depositary (depending on the circumstances), the Escrow Agent receives any payment thereunder, then the Escrow Agent shall forthwith pay such amount in Dollars and in immediately available funds by wire transfer to (a) in the cases of (i) a payment of accrued interest on the Deposits (as defined in the Deposit Agreement), (ii) any Final Withdrawal, (iii) any Event of Loss Withdrawal or (iv) any amount referred to in clause (y) of Section 1.02(d)(X) in respect of the Replacement Withdrawal, directly to the Paying Agent Account, (b) in the case of any Purchase Withdrawal, directly to the Pass Through Trustee or its designee as specified and in the manner provided in the Applicable Notice of Purchase Withdrawal, and (c) in the case of any amount referred to in clause (x) of Section 1.02(d)(X) in respect of the Replacement Withdrawal, to the Replacement Depositary as provided in the Replacement Deposit Agreement. The Escrow Agent hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against amounts payable to the Paying Agent howsoever arising.

SECTION 4. Other Actions. The Escrow Agent shall take such other actions under or in respect of the Deposit Agreement (including, without limitation, the enforcement of the obligations of the Depositary thereunder) as the Investors, by an Action of Investors, may from time to time request, and agrees not to amend, supplement or otherwise modify the Deposit Agreement without an Action of Investors, except that, without limiting Sections 4(a)(v) and 5(e) of the Note Purchase Agreement, no such Action of Investors will be required for any amendment contemplated by such Sections of the Note Purchase Agreement, or for any amendment for any of the purposes contemplated by Section 9.01 of the Pass Through Trust Agreement and Section 8.02 of the Trust Supplement.

SECTION 5. Representations and Warranties of the Escrow Agent. The Escrow Agent represents and warrants to American, the Investors, the Paying Agent and the Pass Through Trustee as follows:

(i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America;

(ii) it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement, the Deposit Agreement and any Replacement Deposit Agreement;

(iii) the execution, delivery and performance of each of this Agreement, the Deposit Agreement and any Replacement Deposit Agreement have been duly authorized by all necessary corporate action on the part of it and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and each such document (other than a Replacement Deposit Agreement) has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof or thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

11	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

(iv) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body governing its banking or trust powers is required for the execution, delivery or performance by it of this Agreement, the Deposit Agreement or any Replacement Deposit Agreement;

(v) neither the execution, delivery or performance by it of this Agreement, the Deposit Agreement or any Replacement Deposit Agreement, nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation applicable to the exercise of its banking or trust powers or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties; and

(vi) there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (A) would adversely affect the ability of it to perform its obligations under this Agreement, the Deposit Agreement or any Replacement Deposit Agreement or (B) would call into question or challenge the validity of this Agreement or the Deposit Agreement or the enforceability hereof or thereof in accordance with the terms hereof or thereof, nor is the Escrow Agent in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement or the Deposit Agreement.

SECTION 6. Representations and Warranties of the Paying Agent. The Paying Agent represents and warrants to American, the Investors, the Escrow Agent and the Pass Through Trustee as follows:

(i) it is a Delaware trust company duly organized and validly existing in good standing under the laws of the State of Delaware;

(ii) it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement;

12	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

(iii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of it and does not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and such document has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body governing its banking or trust powers is required for the execution, delivery or performance by it of this Agreement;

(v) neither the execution, delivery or performance by it of this Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation applicable to its banking or trust powers or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties; and

(vi) there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (A) would adversely affect the ability of it to perform its obligations under this Agreement or (B) would call into question or challenge the validity of this Agreement or the enforceability hereof in accordance with the terms hereof, nor is the Paying Agent in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement.

SECTION 7. Indemnification. Except for actions expressly required of the Escrow Agent or the Paying Agent hereunder, each of the Escrow Agent and the Paying Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have been indemnified by the party requesting such action in a manner reasonably satisfactory to it against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In the event American requests any amendment to any Operative Agreement (as defined in the Note Purchase Agreement), the Pass Through Trustee agrees to pay all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agent and the Paying Agent in connection therewith.

13	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

SECTION 8. Amendment, Etc. Upon request of the Pass Through Trustee and approval by an Action of Investors, the Escrow Agent and Paying Agent shall enter into an amendment to this Agreement or the Note Purchase Agreement, so long as such amendment does not adversely affect the rights or obligations of the Escrow Agent or the Paying Agent; provided that (i) without limiting Sections 4(a)(v) and 5(e) of the Note Purchase Agreement, no such request or approval will be required for any amendment contemplated by such Sections of the Note Purchase Agreement and (ii) upon request of the Pass Through Trustee and without any consent of the Investors, the Escrow Agent and Paying Agent shall enter into an amendment to this Agreement or the Note Purchase Agreement for any of the following purposes:

(1) to correct or supplement any provision in this Agreement or the Note Purchase Agreement which may be defective or inconsistent with any other provision herein or therein or to cure any ambiguity or correct any mistake; or

(2) to modify any other provision with respect to matters or questions arising under this Agreement or the Note Purchase Agreement, provided that any such action shall not materially adversely affect the interests of the Investors; or

(3) to comply with any requirement of the SEC, applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed or any regulatory body; or

(4) to evidence and provide for the acceptance of appointment under this Agreement or the Note Purchase Agreement of a successor Escrow Agent, successor Paying Agent or successor Pass Through Trustee; or

(5) for any other purposes contemplated by Section 9.01 of the Pass Through Trust Agreement and Section 8.02 of the Trust Supplement.

SECTION 9. Notices. Unless otherwise expressly provided herein, any notice or other communication under this Agreement shall be in English and in writing and given by United States registered or certified mail, return receipt requested, overnight courier service or facsimile, and any such notice shall be effective when received (or, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received). All notices shall be sent to (a) in the case of the Investors, as their respective addresses shall appear in the Register, (b) in the case of the Escrow Agent, Wilmington Trust, National Association, 1100 North Market Street, Wilmington, DE 19890, Reference: American Airlines 2026-2A EETC, Attention: [***] (Telecopier: [***]), (c) in the case of the Pass Through Trustee, Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890, Reference: American Airlines 2026-2A EETC, Attention: [***] (Telecopier: [***]) or (d) in the case of the Paying Agent, Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890, Reference: American Airlines 2026-2A EETC, Attention: [***] (Telecopier: [***]), in each case with a copy to American, American Airlines, Inc., 1 Skyview Drive, Mail

14	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Drop 8B361, Fort Worth, Texas 76155, Reference: American Airlines 2026-2A EETC, Attention: Treasurer (or at such other address as any such party may specify from time to time in a written notice to the other parties). On or prior to the execution of this Agreement, the Pass Through Trustee has delivered to the Escrow Agent a certificate containing specimen signatures of the representatives of the Pass Through Trustee who are authorized to give notices and instructions with respect to this Agreement. The Escrow Agent may conclusively rely on such certificate until the Escrow Agent receives written notice from the Pass Through Trustee to the contrary.

The Escrow Agent shall notify the Receiptholders in the event of a default in the payment of interest on the Deposits when due in accordance with the Deposit Agreement or a default in the payment of any Final Withdrawal, any Replacement Withdrawal or any Event of Loss Withdrawal in accordance with the terms of the Deposit Agreement and this Agreement and shall promptly forward to the Receiptholders upon receipt copies of all written communications relating to any payments due to the Receiptholders in respect of the Deposits.

SECTION 10. Transfer. No party hereto shall be entitled to assign or otherwise transfer this Agreement (or any interest herein) other than (in the case of the Escrow Agent) to a successor escrow agent under Section 1.07 hereof or (in the case of the Paying Agent) to a successor paying agent under Section 2.05 hereof, and, to the extent permitted by applicable law, any purported assignment in violation thereof shall be void. This Agreement shall be binding upon the parties hereto and their respective successors and (in the case of the Escrow Agent and the Paying Agent) their respective permitted assigns.

SECTION 11. Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings among the Escrow Agent, the Paying Agent, the Underwriters and the Pass Through Trustee with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

SECTION 12. Governing Law. This Agreement has been delivered in the State of New York and shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 13. Submission to Jurisdiction in New York. Each of the parties hereto, to the extent it may do so under applicable law, hereby (a) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto, or their successors or permitted assigns, (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts, (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto at its address set forth in Section 9 hereof, or at such other address of which the other parties shall have been notified pursuant thereto; and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

15	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

SECTION 14. Waiver of Jury Trial Right. EACH OF THE ESCROW AGENT, THE PAYING AGENT, THE INVESTORS AND THE PASS THROUGH TRUSTEE ACKNOWLEDGES AND ACCEPTS THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

SECTION 15. Counterparts. This Agreement may be executed in any number of counterparts (and each party shall not be required to execute the same counterpart). Each counterpart of this Agreement including a signature page or pages executed by each of the parties hereto shall be an original counterpart of this Agreement, but all of such counterparts together constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, pdf, electronic signature or any other electronic means (e.g., “pdf”, DocuSign or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “delivery”, “execute”, “execution”, “signed”, “signature”, and words of like import in any document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 16. Rights of Holders. Each Receiptholder shall have the right (individually and without the need for any other action of any Person, including the Escrow Agent or any other Receiptholder), upon any default in the payment of interest on the Deposits when due by the Depositary in accordance with the Deposit Agreement, or upon any default in the payment of any Final Withdrawal, any Replacement Withdrawal or any Event of Loss Withdrawal when due by the Depositary in accordance with the terms of the Deposit Agreement and this Agreement, (i) to proceed directly against the Depositary by making a demand to the Depositary for the portion of such payment that would have been distributed to such Receiptholder pursuant to this Agreement or by bringing suit to enforce payment of such portion and (ii) to enforce any other rights that the Escrow Agent may have in respect of amounts due from the Depositary under the Deposit Agreement and this Agreement that would have been distributed to such Receiptholder pursuant to this Agreement. Any recovery on such enforcement action shall belong solely to the Receiptholder who brought such action, and not to the Escrow Agent or any other Receiptholder individually or to the Receiptholders as a group.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

16	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

IN WITNESS WHEREOF, the Escrow Agent, the Paying Agent, the Underwriters and the Pass Through Trustee have caused this Escrow and Paying Agent Agreement (Class A) to be duly executed as of the day and year first above written.

Wilmington Trust, National Association,
as Escrow Agent

By:	/s/ Adam Vogelsong
Name: Adam Vogelsong
Title: Vice President

[Signature Page to Escrow Agreement (Class A)]

Deutsche Bank Securities Inc.,
acting individually and as representative of the several Underwriters named in Schedule I to the Underwriting Agreement

By:	/s/ Rafael Kuhn
Name: Rafael Kuhn
Title: Managing Director

By:	/s/ Cole Adams
Name: Cole Adams
Title: Director

[Signature Page to Escrow Agreement (Class A)]

Citigroup Global Markets Inc.,
acting individually and as representative of the several Underwriters named in Schedule I to the Underwriting Agreement

By:	/s/ Joshua Smith
Name: Joshua Smith
Title: Director

[Signature Page to Escrow Agreement (Class A)]

Wilmington Trust Company, not in its individual capacity, but solely as Pass Through Trustee for and on behalf of American Airlines Pass Through Trust 2026-2A

By:	/s/ Adam Vogelsong
Name: Adam Vogelsong
Title: Vice President

[Signature Page to Escrow Agreement (Class A)]

Wilmington Trust Company,
as Paying Agent

By:	/s/ Adam Vogelsong
Name: Adam Vogelsong
Title: Vice President

[Signature Page to Escrow Agreement (Class A)]

EXHIBIT A to

ESCROW AND PAYING AGENT AGREEMENT

FORM OF ESCROW RECEIPT

AMERICAN AIRLINES 2026-2A ESCROW RECEIPT

No. __

This Escrow Receipt evidences a fractional undivided interest in amounts (“Account Amounts”) from time to time deposited on behalf of the holder hereof into a certain paying agent account (the “Paying Agent Account”) described in the Escrow and Paying Agent Agreement (Class A) dated as of August 10, 2026 (as amended, modified or supplemented from time to time, the “Escrow and Paying Agent Agreement”) among Wilmington Trust, National Association, as Escrow Agent (in such capacity, together with its successors in such capacity, the “Escrow Agent”), DEUTSCHE BANK SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as representatives of the several Underwriters, Wilmington Trust Company, as Pass Through Trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”) and Wilmington Trust Company, as paying agent (in such capacity, together with its successors in such capacity, the “Paying Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in the Escrow and Paying Agent Agreement.

This Escrow Receipt is issued under and is subject to the terms, provisions and conditions of the Escrow and Paying Agent Agreement. By virtue of its acceptance hereof the holder of this Escrow Receipt assents and agrees to be bound by the provisions of the Escrow and Paying Agent Agreement and this Escrow Receipt.

This Escrow Receipt represents a fractional undivided interest in amounts deposited from time to time in the Paying Agent Account, and grants or represents no rights, benefits or interests of any kind in respect of any assets or property other than such amounts. This Escrow Receipt evidences the same percentage interest in the Account Amounts as the Fractional Undivided Interest in the Pass Through Trust evidenced by the Certificate to which this Escrow Receipt is affixed.

All payments and distributions made to the Receiptholders in respect of this Escrow Receipt shall be made only from Account Amounts deposited in the Paying Agent Account. The holder of this Escrow Receipt, by its acceptance of this Escrow Receipt, agrees that it will look solely to the Account Amounts for any payment or distribution due to it pursuant to this Escrow Receipt (or, in case the Depositary shall default in its obligation to make a payment under the Deposit Agreement that would be an Account Amount, to the Depositary) and that it will not have any recourse to American, the Pass Through Trustee, the Paying Agent or the Escrow Agent, except as expressly provided herein or in the Pass Through Trust Agreement. No Receiptholder of this Escrow Receipt shall have any right to vote on or in any manner otherwise control the operation and management of the Paying Agent Account, nor shall anything set forth herein, or contained in the terms of this Escrow Receipt, be construed so as to constitute the Receiptholders from time to time as partners or members of an association.

Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

This Escrow Receipt may not be assigned or transferred except in connection with the assignment or transfer of the Certificate to which this Escrow Receipt is affixed.

The Paying Agent may treat the person in whose name this Escrow Receipt is registered pursuant to Section 1.03 of the Escrow and Paying Agent Agreement as the owner hereof for all purposes, and the Paying Agent shall not be affected by any notice to the contrary.

THIS ESCROW RECEIPT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

A-2	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

IN WITNESS WHEREOF, the Escrow Agent has caused this Escrow Receipt to be duly executed.

Dated: __________, 20__

Wilmington Trust, National Association,
as Escrow Agent

By:
Name:
Title:

A-3	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

EXHIBIT B to

ESCROW AND PAYING AGENT AGREEMENT

FORM OF WITHDRAWAL CERTIFICATE

WITHDRAWAL CERTIFICATE

(Class A)

Wilmington Trust, National Association

as Escrow Agent

1100 North Market Street

Wilmington, DE 19890

Attention: [***]

Reference: American Airlines 2026-2A EETC

Telephone: [***]

Telecopier: [***]

Ladies and Gentlemen:

Reference is made to the Escrow and Paying Agent Agreement (Class A), dated as of August 10, 2026 (the “Agreement”). [We hereby certify to you that the conditions to the obligations of the undersigned to execute a Participation Agreement pursuant to the Note Purchase Agreement have been satisfied] [We hereby notify you that the Depositary is being replaced in accordance with Section 5(d) of the Note Purchase Agreement] [We hereby notify you that we received notice from American in accordance with Section 1(k) of the Note Purchase Agreement that an “Event of Loss” (as defined pursuant to Section 1(k) of the Note Purchase Agreement) (or an event that would constitute such an “Event of Loss” but for the requirement that notice be given or time elapse or both) with respect to an Aircraft (as such term is defined in the Note Purchase Agreement), which is [an Airbus] [a Boeing] [an Embraer] model [____] aircraft bearing U.S. registration number [N_____], has occurred and is continuing]. Pursuant to Section [1.02(c)] [1.02(d)] [1.02(e)] of the Agreement, please execute the attached [Notice of Purchase Withdrawal] [Notice of Replacement Withdrawal] [Notice of Event of Loss Withdrawal] and immediately transmit it by facsimile to the Depositary, at Sumitomo Mitsui Banking Corporation, 277 Park Avenue, New York, NY 10172, Email: [***], Attention: SMBC Loan Operations, Reference: American Airlines 2026-2 EETC.

Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement.

Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)

Very truly yours,
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Pass Through Trustee

By:
Name:
Title:

Dated: __________, 20__

B-2	Escrow and Paying Agent Agreement (Class A) (American Airlines 2026-2 EETC)